Exhibit 99.1

NEWS BULLETIN

For Further Information:

AT OLD REPUBLIC: A.C. Zucaro Chairman & CEO (312) 346-8100	AT PMA CAPITAL CORPORATION: Vincent T. Donnelly President & CEO (610) 397-5298

JOINT NEWS RELEASE
October 1, 2010

Old Republic International Corporation	PMA Capital Corporation
(NYSE: ORI)	(NASDAQ: PMACA)

OLD REPUBLIC AND PMA CAPITAL ANNOUNCE CLOSING OF MERGER

Chicago, Illinois and Blue Bell, PA, October 1, 2010 – Old Republic International Corporation (“Old Republic”) and PMA Capital Corporation (“PMA”) announced today the closing of the merger between PMA and a wholly-owned subsidiary of Old Republic.  In connection with the closing of the merger, PMA changed its name to PMA Companies, Inc.  PMA will maintain its head office location in Blue Bell, Pennsylvania.

Each share of PMA class A common stock has been converted into the right to receive 0.55 shares of Old Republic common stock, with cash to be paid in lieu of fractional shares.  More information on the exchange of shares of PMA class A common stock for shares of Old Republic common stock will be sent to PMA shareholders in the near future.

In announcing the closing of the merger, Al Zucaro, Chairman and CEO of Old Republic stated that “. . . we are delighted that PMA is now a part of our family of companies.  PMA’s addition to our well-capitalized insurance group strengthens our ability to grow our General Insurance business without sacrificing our shared commitment to conservative underwriting and focus on select industries important to the American economy.  We welcome all of PMA’s associates and shareholders to Old Republic.”

Vincent Donnelly, President and CEO of PMA, said “We are pleased to join Old Republic and are excited about the opportunity that Old Republic presents for the continued growth of our businesses.  Following the merger, we remain committed to providing excellent service to our customers and clients as part of the Old Republic family of insurance companies.”

About Old Republic

Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages primarily in the property & liability, mortgage guaranty, and title insurance fields. One of the nation’s 50 largest publicly owned insurance organizations, Old Republic has assets of approximately $14 billion and shareholders’ equity of $3.9 billion or $16.84 per share. Its current stock market valuation is approximately $3.6 billion, or $13.85 per share.

Forward-looking Statements

This press release includes certain forward-looking statements. These statements are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Old Republic to be materially different from any future results, performance or achievements expressed or implied by such statements. These factors include, among others, Old Republic’s ability to effectively integrate PMA’s business and the other factors that are discussed in Old Republic’s annual, quarterly and current reports filed with the Securities and Exchange Commission, all of which are included herein by reference.